Chembio Enters $900,000 Development Contract with Contractor to CDC for Point of Care Influenza Test
MEDFORD, NY— December 17, 2009--Chembio Diagnostics, Inc. (OTC.BB: CEMI), a NY-based company that develops, manufactures, licenses and markets proprietary rapid diagnostic tests, entered into a milestone based development agreement for up to approximately $900,000 in connection with the development and initial supply of a multiplex rapid point-of-care (“POC”) influenza immunity test.  The test will utilize Chembio’s patented Dual Path Platform (DPP®) technology.  The agreement contemplates a period of approximately nine months in which the development activity is to be completed.  Chembio entered this agreement with a private contracting organization that is engaged to enter into, implement and provide technical oversight of agreements relating to pandemic preparedness on behalf of its client, the United States  Centers for Disease Control and Prevention (“CDC”).

The objective of the project is to develop a product that can determine an individual’s immunity to seasonal and novel influenza viruses, including novel swine H1N1, either in the field or in an outpatient setting.   The test will have six different parameters (representing different influenza strains) plus a control line on a single POC DPP® device.  The test will allow visual interpretation of results and/or will be used with a portable digital reader that will be customized for this application.

Rapid responses in the field require a POC test for influenza immunity, as well as infection. Current test platform technologies for infection and immunity are not suitable for reliable POC testing.  Therefore new technologies such as Chembio’s DPP® are required to develop new multiplex POC tests in order to meet current medical challenges.

Javan Esfandiari, Chembio’s Senior Vice President of Research & Development and the inventor of DPP® commented, “We are pleased to enter this development program.  I believe that the performance advantages that our DPP® technology has been demonstrated in other projects for multiplexed tests and was a critical factor in our receiving this opportunity.”

Lawrence Siebert, Chembio’s CEO commented, “This immunity test will complement the work we are already doing in influenza antigen detection (seasonal and novel H1N1), enabling us to further pursue a total solution for point of care influenza preparedness”

About Chembio Diagnostics

Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $5 billion point-of-care testing market. Chembio’s two FDA approved rapid HIV tests are marketed in the U.S. by Inverness Medical Innovations, Inc. Chembio markets its HIV STAT-PAK line of rapid HIV tests internationally to government and donor-funded programs directly and through partnerships and distributors. Chembio has developed a patented point-of-care test platform technology, the Dual Path Platform (DPP) technology, which has significant advantages over lateral-flow technologies. This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products based on DPP.  Chembio’s pipeline of products incorporating this technology includes rapid tests for the screening of HIV and hepatitis C (HCV) using oral fluid samples as well as a multiplex screen and confirm rapid point-of-care diagnostic test for syphilis. Headquartered in Medford, NY, with approximately 100 employees, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U.S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13.485.

FORWARD-LOOKING STATEMENTS

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements are estimates only. Actual revenue may differ materially from those anticipated in this press release. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing, to obtain regulatory approvals in a timely manner, and the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contact:
The Investor Relations Group:
Investor Relations:
James Carbonara, 212-825-3210
or
Media Relations:
Enrique Briz, 212-825-3210